Exhibit 4.13

GUARANTEE

BY WASTE MANAGEMENT HOLDINGS, INC.

(formerly known as Waste Management, Inc.)

in Favor of The Bank of New York Mellon Trust Company, N.A., as Trustee for the Holders
of Certain Debt Securities of

WASTE MANAGEMENT, INC.

$1,000,000,000
4.500% Senior Notes due 2028

November 4, 2024

GUARANTEE, dated as of November 4, 2024 (as amended from time to time, this “Guarantee”), made by Waste Management Holdings, Inc. (formerly known as Waste Management, Inc.), a Delaware corporation (the “Guarantor”), in favor of The Bank of New York Mellon Trust Company, N.A., as trustee for the holders of the $1,000,000,000 aggregate principal amount of 4.500% Senior Notes due 2028 (the “Debt Securities”) of Waste Management, Inc. (formerly known as USA Waste Services, Inc.), a Delaware corporation (the “Issuer”).

WITNESSETH:

SECTION 1.  Guarantee.

(a)The Guarantor hereby unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, and interest on the Debt Securities and any amounts and obligations due and payable with respect to the Debt Securities under Section 607 of the Indenture (as amended, modified or otherwise supplemented from time to time, the “Indenture”), dated as of September 10, 1997, between the Issuer, as successor to USA Waste Services, Inc., and The Bank of New York Mellon Trust Company, N.A. (the current successor to Texas Commerce Bank National Association), as trustee (the “Trustee”) (the “Obligations”), according to the terms of the Debt Securities and the Indenture, as applicable.
(b)It is the intention of the Guarantor that this Guarantee not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Guarantee. To effectuate the foregoing intention, the amount guaranteed by the Guarantor under this Guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantor (other than guarantees of the Guarantor in respect of subordinated debt) that are relevant under such laws, result in the Obligations of the Guarantor under this Guarantee not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means Title 11, U.S. Code, or any similar Federal or state law for the relief of debtors.

SECTION 2.  Guarantee Absolute The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Indenture, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of holders of the Debt Securities with respect thereto. The liability of the Guarantor under this Guarantee shall be absolute and unconditional irrespective of:

(i)any lack of validity or enforceability of the Indenture, the Debt Securities or any other agreement or instrument relating thereto;
(ii)any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Indenture;

(iii)any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations; or
(iv)any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Issuer or a guarantor.

SECTION 3.  Subordination  The Guarantor covenants and agrees that its obligation to make payments of the Obligations hereunder constitutes an unsecured obligation of the Guarantor ranking (a) pari passu with all existing and future senior indebtedness of the Guarantor and (b) senior in right of payment to all existing and future subordinated indebtedness of the Guarantor.

SECTION 4.  Waiver; Subrogation.

(c)The Guarantor hereby waives notice of acceptance of this Guarantee, diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a proceeding filed first against the Issuer, protest or notice with respect to the Debt Securities or the indebtedness evidenced thereby and all demands whatsoever.
(d)The Guarantor shall be subrogated to all rights of the Trustee or the holders of any Debt Securities against the Issuer in respect of any amounts paid to the Trustee or such holder by the Guarantor pursuant to the provisions of this Guarantee; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of, or based upon, such right of subrogation until all Obligations shall have been paid in full.

SECTION 5.  No Waiver, Remedies  No failure on the part of the Trustee or any holder of the Debt Securities to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 6.  Continuing Guarantee; Transfer of Interest  This Guarantee is a continuing guaranty and shall (i) remain in full force and effect until the earliest to occur of (A) the date, if any, on which the Guarantor shall consolidate with or merge into the Issuer or any successor thereto, (B) the date, if any, on which the Issuer or any successor thereto shall consolidate with or merge into the Guarantor, (C) payment in full of the Obligations and (D) the release by the lenders under each of the Seventh Amended and Restated Revolving Credit Agreement dated as of May 8, 2024 by and among the Issuer, Waste Management of Canada Corporation, WM Quebec Inc., the Guarantor (as guarantor), certain banks party thereto, and Bank of America, N.A., as administrative agent (or under any replacement or new principal credit facility of the Issuer) and the Term Credit Agreement dated as of August 28, 2024 by and among the Issuer, the Guarantor (as guarantor), certain banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent, (ii) be binding upon the Guarantor, its successors and assigns, and (iii) inure to the benefit of and be enforceable by any holder of Debt Securities, the Trustee, and by their respective successors, transferees, and assigns.

SECTION 7.  Reinstatement  This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any holder of the Debt Securities or the Trustee upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, all as though such payment had not been made.

SECTION 8.  Amendment  The Guarantor may amend this Guarantee at any time for any purpose without the consent of the Trustee or any holder of the Debt Securities; provided, however, that if such amendment adversely affects the rights of the Trustee or any holder of the Debt Securities, the prior written consent of the Trustee shall be required.

SECTION 9.  Governing Law  THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PROVISIONS THEREOF RELATING TO CONFLICT OF LAWS.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

WASTE MANAGEMENT HOLDINGS, INC.

By:/s/ Leslie K. Nagy Leslie K. Nagy Vice President and Treasurer

By:/s/ Courtney A. Tippy Courtney A. Tippy Vice President and Secretary

Signature Page to Guarantee

(4.500% Senior Notes due 2028)